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                                                                 Exhibit 11




                   Computation of Net Loss Per Common Share

                               MGI PHARMA, INC.

                                  (Unaudited)



The following information is required in computations of basic and diluted loss per common share in each year ended December 31:


                                          Year Ended December 31,
                               --------------------------------------------
                                  1997            1996            1995
                                  ----            ----            ----
LOSS:
    Loss                       $(1,784,545)    $(6,621,747)    $(2,614,478)

COMMON SHARES:
    Adjusted weighted shares
      outstanding               14,116,471      13,178,790      12,508,639


LOSS PER COMMON SHARE:
     Net loss (a)              $     (0.13)    $     (0.50)          (0.21)


(a) Basic and diluted loss per share amounts are identical as the effect of potential common shares is antidilutive.